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Jeff Unger, Investor Relations
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Andrew Bard, Weber Shandwick
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            Casual Male Retail Group Reports Comparable Store
              Sales Increase of 2.3% for September 2004

CANTON, Mass., October 7, 2004 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, today announced its sales results for September 2004.

Casual Male reported that September sales results for the Casual Male Big and Tall stores, catalog and e-commerce business, for the five week period ended October 2, 2004, increased 1.8% to $27.7 million from $27.2 million for the prior year's five week period ended October 4, 2003. Comparable store sales increased 2.3% for the month and 2.1% for the first nine weeks of the third quarter of fiscal 2004.

David Levin, President and Chief Executive Officer of Casual Male, stated that, "Comparable store sales results for September 2004 were negatively impacted by the hurricanes and the final week sales were very strong last year due to cold weather. The three hurricanes that impacted Florida resulted in reduced comparable sales by approximately 2.0%."

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States and Canada, operates 495 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 44 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores and, subject to the consummation of an asset purchase agreement, 22 Rochester Big and Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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